Exhibit 99.1
KINDER MORGAN REPORTS FIRST QUARTER 2025
FINANCIAL RESULTS
Approves Cash Dividend of $0.2925 per share ($1.17 annualized)
Added $900 Million to Project Backlog
Closed $640 Million Outrigger Acquisition

HOUSTON, April 16, 2025 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2925 per share for the first quarter ($1.17 annualized), payable on May 15, 2025 to stockholders of record as of the close of business on April 30, 2025. This dividend is a 2% increase over the first quarter of 2024.

KMI is reporting:
•First quarter net income attributable to KMI of $717 million, compared to $746 million in the first quarter of 2024; and Adjusted net income attributable to KMI of $766 million, 1% higher than the first quarter of 2024.
•Adjusted EBITDA of $2,157 million, up 1% versus the first quarter of 2024.

“Obviously we are going through turbulent times, with some voicing fears of an economic downturn. History shows that our company is largely insulated against temporary volatility, due to our time-tested business model structured around long-term take-or-pay, fee-based contracts with credit-worthy customers. As has been the case in past periods of economic instability, our company can be a safe haven during the storm,” said Executive Chairman Richard D. Kinder. “Looking past this temporary turbulence, we see a bright future based on robust market fundamentals combined with regulatory relief and a commitment to expediting energy infrastructure projects at the federal level.”

“The company enjoyed a solid quarter, with very strong operational performance and increased financial contributions from our Natural Gas Pipelines, CO2 and Terminals business segments versus the first quarter of 2024. Our Products Pipelines business segment was down mostly due to a turnaround at our condensate processing facility, which is required once every 10 years,” said Chief Executive Officer Kim Dang.

“We continued to internally fund high-quality capital projects while generating cash flow from operations of $1.2 billion and $0.4 billion in free cash flow (FCF) after capital expenditures. Our balance sheet remains healthy, as we ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.1 times,” continued Dang. “And we continued to grow our presence in the Bakken, closing on a $640 million acquisition of Outrigger Energy II’s gathering and processing system, which is backed by long-term contracts with commitments from major customers in the basin.

“The landscape for natural gas continues to be more and more favorable. First quarter U.S. domestic natural gas production volumes were the highest on record. For the second year in a row, the U.S. set a first quarter demand record as demand grew by 6.8 billion cubic feet per day (Bcf/d) versus the first quarter of 2024. Residential/commercial natural demand and LNG feedgas demand were up 10% and 15%, respectively,” continued Dang.

“Further, our analysis indicates potential demand for U.S. natural gas is projected to grow between 20-28 Bcf/d by the end of the decade. According to Wood Mackenzie, demand for LNG feedgas is projected to more than double over the same period. We currently have long-term contracts to move approximately 7 Bcf/d to LNG facilities and, upon completion of projects under construction, that amount is expected to grow to approximately 11 Bcf/d by the end of 2027. We are also pursuing a substantial amount of additional LNG feedgas opportunities.

“In the natural gas power generation sector, we are actively pursuing well over 5 Bcf/d of opportunities to serve that market. With 66,000 miles of natural gas pipelines connected to all major basins and demand centers, along with over 700 billion cubic feet (Bcf) of working gas storage capacity, we are confident that we will secure our share of additional natural gas infrastructure supporting rising natural gas demand,” said Dang.

“Our project backlog also reflects this strong natural gas demand. At the end of the first quarter of 2025, the backlog stood at $8.8 billion, net of approximately $225 million in projects placed in service, a nearly 8% increase compared to $8.1 billion at the end of the fourth quarter of 2024. Natural gas projects account for approximately 91% of the backlog,” Dang continued. “The largest project added to the backlog is Bridge, an approximately $431 million project designed to provide 325 million cubic feet per day (MMcf/d) of firm transportation capacity to meet growing demand in the state of South Carolina.

“In calculating backlog Project EBITDA multiples, we exclude both the capital and EBITDA from our CO2 enhanced oil recovery projects and our gathering and processing projects, where first-full-year multiples are more favorable but the earnings are more uneven than with our other business segments. We expect the remaining $7.5 billion of projects in the backlog, when realized, to generate an aggregate first-full-year Project EBITDA multiple of approximately 5.9 times.

“Of course there has been a lot of attention on tariffs, particularly those on steel, and how they might impact project economics. At this point, we do not believe that the tariffs will have a significant impact on project economics. We began efforts to mitigate the potential impact early in the quarter by preordering critical project components, negotiating caps on cost increases, and securing domestic steel and mill capacity for our larger projects, which total two-thirds of our project backlog. For these projects, we have locked in the cost of the finished steel pipe and less than 10% is exposed to tariffs.”

2025 Outlook

For 2025, KMI budgeted net income attributable to KMI of $2.8 billion, up 8% versus 2024 and Adjusted EPS of $1.27, up 10% from 2024. KMI expects to declare dividends of $1.17 per share for 2025, a 2% increase from the dividends declared for 2024. The company also budgeted 2025 Adjusted EBITDA of $8.3 billion, up 4% versus 2024, and to end 2025 with a Net Debt-to-Adjusted EBITDA ratio of 3.8 times. These amounts do not include contributions from the Outrigger Energy II acquisition discussed below. We currently expect to exceed budget by at least the contributions from the Outrigger acquisition.

The budget assumes average annual prices for West Texas Intermediate (WTI) crude oil and Henry Hub natural gas of $68 per barrel and $3.00 per million British thermal units (MMBtu), respectively, consistent with the published forward curve available during the company’s annual budget process.

This press release includes Adjusted Net Income Attributable to KMI, Adjusted EPS, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, FCF and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s improved financial performance in the first quarter of 2025 relative to the first quarter of 2024, excluding certain items, was due primarily to continued higher contributions from both our Texas Intrastate system and Tennessee Gas Pipeline (TGP),” said KMI President Tom Martin.

“Natural gas transport volumes were up 3% compared to the first quarter of 2024 primarily due to LNG and power plant deliveries on TGP. Natural gas gathering volumes were down 6% from the first quarter of 2024, primarily due to our Haynesville gathering system.

“Contributions from the Products Pipelines business segment were down compared to the first quarter of 2024 due to a planned ten-year turnaround at our petroleum condensate processing facility in the Houston Ship Channel as well as lower commodity prices in the first quarter of 2025. Both of these impacts were partially offset by higher transport rates and volumes. Total refined products volumes were up 2%, and crude and condensate volumes were up 4%, compared to the first quarter of 2024,” Martin said.

“Terminals business segment earnings were up compared to the first quarter of 2024. The increase was led by our Jones Act tanker fleet, which benefited from higher rates and remains fully contracted under term charter agreements. This increase was partially offset by lower earnings from coal handling activities in our bulk terminals business, largely due to higher shortfall payments in the prior year period,” continued Martin.

“CO2 business segment earnings, which include Energy Transition Ventures (ETV), were up compared to the first quarter of 2024 on higher renewable natural gas sales volumes, partially offset by lower D3 RIN prices,” said Martin.

Other News

Corporate

•The KMI board announced that KMI President Tom Martin has notified it of his intention to retire, effective January 31, 2026, when he will assume an advisory role to the Board and the Office of the Chairman. In that role, he will apply his tremendous knowledge of the natural gas pipeline sector to help the company execute its substantial backlog of projects. Tom joined KMI in 2003 and held positions of increasing responsibility through his appointment as KMI President in 2023.

•The KMI board has appointed Dax Sanders, President, Products Pipelines, as Executive Vice President, effective August 1, 2025. In that role, Dax will work closely with Tom and will succeed him as KMI President in January. Sanders joined KMI in 2000 and has had various roles in business development, finance, and investor relations, including serving as a Director and Chief Financial Officer for Kinder Morgan Canada Limited. Succeeding Dax as President, Products Pipelines will be Michael Garthwaite, currently Chief Commercial Officer, Products Pipelines, a position he has held since October 2024. Previously, Mike was Chief Commercial Officer for Kinder Morgan Terminals.

Natural Gas Pipelines
•Elba Express Company, LLC (EEC) has executed the precedent agreement needed to proceed with a 71-mile extension of its pipeline system into South Carolina. The approximately $431 million Bridge project is designed to provide 325 MMcf/d of firm transportation capacity for the growing needs of the state and is supported by long term contracts with credit-worthy customers. Assuming the timely receipt of all required permits and approvals, the project is expected to be placed in service in the second quarter of 2030.

•We have secured incremental long-term customer commitments on our South System Expansion 4 (SSE4) project of approximately 100 MMcf/d, resulting in an approximately $140 million increase in capex. Preliminary survey work is nearly complete on the project, which is designed to increase SNG’s South Line capacity by approximately 1.3 Bcf/d. The approximately $3.4 billion project will help meet growing power generation and local distribution company demand in the Southeast. SSE4 will be completed in two phases and is almost entirely comprised of brownfield looping and horsepower compression additions on the SNG and EEC pipeline systems (KM-share approximately $1.8 billion, including EEC). Assuming the timely receipt of all required permits and approvals, KMI expects to place the first phase of the project in service in the fourth quarter of 2028 and the second phase in the fourth quarter of 2029.

•Kinder Morgan Tejas Pipeline LLC has entered into definitive anchor agreements with power providers to support up to a 350 MMcf/d expansion near the Houston area. The approximately $90 million project adds compression, pipeline, and ancillary facilities with a targeted in-service date of the second quarter of 2027 and further demonstrates the interest we are seeing from power markets.

•In February, Hiland Partners Holdings LLC closed on its purchase of a natural gas gathering and processing system in North Dakota from Outrigger Energy II for $640 million. The acquisition included a 270 MMcf/d processing facility and a 104-mile, large-diameter, high-pressure rich gas gathering header pipeline with 350 MMcf/d of capacity connecting supplies from the Williston Basin area to high-demand markets. The system is backed by long-term contracts with commitments from major customers in the basin.

•Preliminary survey work is progressing on KMI’s approximately $1.6 billion Trident Intrastate Pipeline project. The approximately 216-mile project is underpinned by long-term contracts and will provide approximately 1.5 Bcf/d of capacity from Katy, Texas to the LNG and industrial corridor near Port Arthur, Texas. We continue to work with customers on further expansion of the project. Assuming the timely receipt of all required permits and approvals, KMI expects the project to be in service in the first quarter of 2027.

•Construction activities are underway on the fully contracted Gulf Coast Express Pipeline LLC expansion project. The $455 million expansion project (KM-share approximately $161 million) is designed to increase by 570 MMcf/d natural gas deliveries from the Permian Basin to South Texas markets. The project is expected to be in service in mid-2026.

•Preliminary survey work is underway on TGP’s Mississippi Crossing (MSX) project. The approximately $1.7 billion project is designed to transport up to 2.1 Bcf/d of natural gas to Southeast markets through the construction of nearly 206 miles of 42-inch and 36-inch pipeline and three new compressor stations. MSX will originate near Greenville, Mississippi, and connect to the existing TGP system and multiple third-party pipelines to provide critical access to natural gas sourced from multiple supply basins for delivery to Southern Natural Gas (SNG) and Transco near Butler, Alabama. Assuming the timely receipt of all required permits and approvals, the project is expected to be placed in service in November 2028.

•Construction is nearly complete on the second phase of the approximately $700 million Evangeline Pass project, which has an expected in-service date of July 1, 2025. The two-phase project involves modifications and enhancements to portions of the TGP and SNG systems in Mississippi and Louisiana, resulting in the delivery of approximately 2 Bcf/d of natural gas to Venture Global’s Plaquemines LNG facility.

Terminals
•KMI’s latest expansion of its industry-leading renewable diesel and sustainable aviation fuel feedstock storage and logistics offering at its lower Mississippi River hub was placed in service in the first quarter of 2025. The approximately $56 million project at its Geismar River Terminal in Geismar, Louisiana, involved the construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity, along with various improvements to marine, rail and pipeline infrastructure.

Products Pipelines
•In March 2025, KMI placed its approximately $17 million Florida Jet Fuel Expansion project in service to enhance jet fuel deliveries to the Orlando, Florida market. The project involved modifying the existing Central Florida Pipeline system from Tampa to Orlando and constructing a new 120,000 barrel per day jet fuel tank in Tampa. The expansion creates a continuous jet fuel system that increases pipeline transportation capacity into the Orlando International Airport, providing a faster return-to-service solution following hurricane-related power outages. The project is fully contracted with 10-year commitments from the Orlando airline consortium.

CO2/Energy Transition Ventures
•Autumn Hills RNG was placed in service in March 2025. With the plant’s capacity of 0.8 Bcf of RNG annually, the additional facility increases KMI’s total RNG generation capacity to 6.9 Bcf per year.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 79,000 miles of pipelines, 139 terminals, more than 700 Bcf of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 6.9 Bcf per year. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke, and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, April 16, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

Non-GAAP Financial Measures

As described in further detail below, our management evaluates our performance primarily using Net income attributable to Kinder Morgan, Inc. and Segment earnings before DD&A expenses (EBDA), along with the non-GAAP financial measures of Adjusted Net income attributable to Common Stock, in the aggregate and per share, Adjusted Segment EBDA, Adjusted Net income attributable to Kinder Morgan, Inc., Adjusted earnings before interest, income taxes, DD&A expenses and amortization of basis differences (previously known as amortization of excess cost of equity investments) related to our joint ventures (EBITDA), and Net Debt.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 5 and 6.) We also include adjustments related to joint ventures (see “Amounts associated with Joint Ventures” below).

The following table summarizes our Certain Items for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31,
	2025	2024
	(In millions)
Certain Items
Change in fair value of derivative contracts (1)	$84	$50
Gain on divestiture (2)	—	(29)
Income tax Certain Items (3)	(35)	(9)
Total Certain Items (4)(5)	$49	$12

Notes
(1)	Gains or losses are reflected within non-GAAP financial measures when realized.
(2)	2024 amount is associated with the sale of our Oklahoma midstream assets.
(3)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(4)	Amount for the period ended March 31, 2025 includes $2 million reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income of "Change in fair value of derivative contracts."
(5)	Amounts for the periods ended March 31, 2025 and 2024 each include $2 million reported within "Interest, net" on the accompanying Preliminary Consolidated Statements of Income of “Change in fair value of derivative contracts.”

Adjusted Net Income Attributable to Kinder Morgan, Inc. is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Net Income Attributable to Kinder Morgan, Inc. is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Net Income Attributable to

Kinder Morgan, Inc. is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 1 and 2.)

Adjusted Net Income Attributable to Common Stock is calculated by adjusting Net income attributable to Kinder Morgan, Inc., the most comparable GAAP measure, for Certain Items, and further for net income allocated to participating securities and adjusted net income in excess of distributions for participating securities. We believe Adjusted Net Income Attributable to Common Stock allows for calculation of adjusted earnings per share (Adjusted EPS) on the most comparable basis with earnings per share, the most comparable GAAP measure to Adjusted EPS. Adjusted EPS is calculated as Adjusted Net Income Attributable to Common Stock divided by our weighted average shares outstanding. Adjusted EPS applies the same two-class method used in arriving at basic earnings per share. Adjusted EPS is used by us, investors and other external users of our financial statements as a per-share supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 3.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items and further for DD&A, amortization of basis differences related to our joint ventures, income tax expense and interest. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts associated with Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 2 and 5.)

Amounts associated with Joint Ventures - Certain Items and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculation of Adjusted EBITDA related to our unconsolidated and consolidated JVs include DD&A, amortization of basis differences and income tax expense with respect to the JVs as those included in the calculation of Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 5 and 6.) Although these amounts related to our unconsolidated JVs are included in the calculation of Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps to convert that debt to U.S. dollars. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 5.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts associated with Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 6.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,”

“estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI’s 2025 expectations; anticipated dividends; KMI’s capital projects, including expected costs, completion timing and benefits of those projects; and the expected impact of tariffs. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; trends expected to drive new natural gas demand for electricity generation; commodity prices; counterparty financial risk; changes in tariffs and trade restrictions, including potential adverse effects on financial and economic conditions; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2024 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended March 31,		% change
	2025	2024
Revenues	$4,241	$3,842
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	1,476	1,107
Operations and maintenance	711	680
Depreciation, depletion and amortization	610	587
General and administrative	187	175
Taxes, other than income taxes	112	111
Other income, net	—	(41)
Total operating costs, expenses and other	3,096	2,619
Operating income	1,145	1,223
Other income (expense)
Earnings from equity investments (1)	220	231
Interest, net	(451)	(472)
Other, net	15	—
Income before income taxes	929	982
Income tax expense	(186)	(209)
Net income	743	773
Net income attributable to NCI	(26)	(27)
Net income attributable to Kinder Morgan, Inc.	$717	$746
Class P Shares
Basic and diluted earnings per share	$0.32	$0.33	(3)%
Basic and diluted weighted average shares outstanding	2,222	2,220	—%
Declared dividends per share	$0.2925	$0.2875	2%
Adjusted Net Income Attributable to Kinder Morgan, Inc. (2)	$766	$758	1%
Adjusted EPS (2)	$0.34	$0.34	—%

Notes
(1)	Includes basis differences related to our JVs (previously known as and presented separately as amortization of excess cost of equity investments).
(2)	Adjusted Net Income Attributable to Kinder Morgan, Inc. is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items. Adjusted EPS calculation uses Adjusted Net Income Attributable to Common Stock. See Table 2 for reconciliations.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc., to Adjusted Net Income Attributable to Common Stock and to Adjusted EBITDA Reconciliations
(In millions, unaudited)

	Three Months Ended March 31,		% change
	2025	2024
Net income attributable to Kinder Morgan, Inc.	$717	$746	(4)%
Certain Items (1)
Change in fair value of derivative contracts	84	50
Gain on divestiture	—	(29)
Income tax Certain Items	(35)	(9)
Total Certain Items	49	12	308%
Adjusted Net Income Attributable to Kinder Morgan, Inc.	$766	$758	1%

Net income attributable to Kinder Morgan, Inc.	$717	$746	(4)%
Total Certain Items (2)	49	12
Net income allocated to participating securities	(4)	(4)
Adjusted Net Income Attributable to Common Stock	$762	$754	1%

Net income attributable to Kinder Morgan, Inc.	$717	$746	(4)%
Total Certain Items (2)	49	12
DD&A	610	587
Income tax expense (3)	221	218
Interest, net (4)	449	470
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	100	98
Remove consolidated JV partners' DD&A	(15)	(16)
Unconsolidated JV income tax expense (6)	26	22
Adjusted EBITDA	$2,157	$2,137	1%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	For a detailed listing, see the above reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted Net Income Attributable to Kinder Morgan, Inc.
(3)	To avoid duplication, adjustments for income tax expense for the periods ended March 31, 2025 and 2024 exclude $(35) million and $(9) million, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	To avoid duplication, adjustments for interest, net for the periods ended March 31, 2025 and 2024 each exclude $2 million, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(5)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.
(6)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended March 31,
	2025	2024
Segment EBDA (1)(2)
Natural Gas Pipelines Segment EBDA	$1,453	$1,506
Certain Items (3)
Change in fair value of derivative contracts	80	39
Gain on divestiture	—	(29)
Natural Gas Pipelines Adjusted Segment EBDA	$1,533	$1,516

Products Pipelines Segment EBDA	$273	$290
Certain Items (3)
Change in fair value of derivative contracts	1	1
Products Pipelines Adjusted Segment EBDA	$274	$291

Terminals Segment EBDA	$275	$269

CO2 Segment EBDA	$181	$156
Certain Items (3)
Change in fair value of derivative contracts	1	8
CO2 Adjusted Segment EBDA	$182	$164

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, other (income) expense, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	Effective January 1, 2025, amortization of basis differences related to our joint ventures (previously known as amortization of excess cost of equity investments) is included within “Earnings from equity investments” in our accompanying consolidated statements of income for the periods ended March 31, 2025 and 2024, and therefore is included within Segment EBDA. As a result, Segment EBDA for the periods ended March 31, 2024 has been adjusted to conform to the current presentation which decreased Segment EBDA by $8 million, $2 million and $2 million for our Natural Gas Pipelines, Products Pipelines and CO2 business segments, respectively.
(3)	See “Non-GAAP Financial Measures—Certain Items.”

Table 4
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share (1))

	Three Months Ended March 31,
	2025	2024
Natural Gas Pipelines
Transport volumes (BBtu/d)	45,976	44,541
Sales volumes (BBtu/d)	2,598	2,598
Gathering volumes (BBtu/d)	3,939	4,184
NGLs (MBbl/d)	32	37
Products Pipelines (MBbl/d)
Gasoline (2)	933	920
Diesel fuel	336	336
Jet fuel	302	278
Total refined product volumes	1,571	1,534
Crude and condensate	476	456
Total delivery volumes (MBbl/d)	2,047	1,990
Terminals
Liquids leasable capacity (MMBbl)	78.8	78.6
Liquids leased capacity %	94.3%	93.8%
Bulk transload tonnage (MMtons)	12.5	13.5
CO2
SACROC oil production	19.26	19.11
Yates oil production	5.94	6.25
Other	1.10	1.24
Total oil production - net (MBbl/d) (3)	26.30	26.60
NGL sales volumes - net (MBbl/d) (3)	9.28	8.82
CO2 sales volumes - net (Bcf/d)	0.310	0.335
RNG sales volumes (BBtu/d)	8	7
Realized weighted average oil price ($ per Bbl)	$68.38	$68.70
Realized weighted average NGL price ($ per Bbl)	$35.36	$28.06

CO2 Segment Hedges	Remaining 2025	2026	2027	2028
Crude Oil (4)
Price ($ per Bbl)	$67.02	$65.97	$65.71	$64.51
Volume (MBbl/d)	22.95	13.70	8.10	4.00
NGLs
Price ($ per Bbl)	$47.81
Volume (MBbl/d)	4.61

Notes
(1)	Volumes for acquired assets are included for all periods. However, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for assets divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 5
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	March 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$80	$88
Other current assets	2,499	2,433
Property, plant and equipment, net	38,701	38,013
Investments	7,877	7,845
Goodwill	20,084	20,084
Deferred charges and other assets	3,077	2,944
Total assets	$72,318	$71,407
Liabilities and Stockholders' Equity
Short-term debt	$3,044	$2,009
Other current liabilities	2,734	3,092
Long-term debt	29,796	29,779
Debt fair value adjustments	169	102
Other	4,649	4,558
Total liabilities	40,392	39,540
Other stockholders' equity	30,714	30,626
Accumulated other comprehensive loss	(109)	(95)
Total KMI stockholders' equity	30,605	30,531
Noncontrolling interests	1,321	1,336
Total stockholders' equity	31,926	31,867
Total liabilities and stockholders' equity	$72,318	$71,407

Net Debt (1)	$32,762	$31,725

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	March 31,	December 31,
	2025	2024
Net income attributable to Kinder Morgan, Inc.	$2,585	$2,613
Total Certain Items (3)	(5)	(42)
DD&A	2,377	2,354
Income tax expense (4)	743	739
Interest, net (4)	1,828	1,849
Amounts associated with joint ventures
Unconsolidated JV DD&A (5)	411	409
Less: Consolidated JV partners' DD&A	(62)	(62)
Unconsolidated JV income tax expense	81	78
Adjusted EBITDA	$7,958	$7,938

Net Debt-to-Adjusted EBITDA	4.1	4.0

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(2) million and $(25) million as of March 31, 2025 and December 31, 2024, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.
(5)	Includes amortization of basis differences related to our JVs which was previously presented separately as amortization of excess cost of equity investments.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended March 31,
	2025	2024
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$717	$746
Net income attributable to noncontrolling interests	26	27
DD&A	610	587
Deferred income taxes	167	198
Earnings from equity investments	(220)	(231)
Distribution of equity investment earnings (1)	185	183
Working capital and other items	(323)	(321)
Cash flow from operations	1,162	1,189
Capital expenditures (GAAP)	(766)	(619)
FCF	396	570
Dividends paid	(642)	(631)
FCF after dividends	$(246)	$(61)

Notes
(1)	Periods ended March 31, 2025 and 2024 exclude distributions from equity investments in excess of cumulative earnings of $45 million and $35 million, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.